Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript CASY - Q3 2011 Casey’s General Stores Earnings Conference Call Event Date/Time: Mar 08, 2011 / 03:30PM GMT

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FINAL TRANSCRIPT

Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - SVP and CFO

Bob Myers

Casey’s General Stores - President and CEO

CONFERENCE CALL PARTICIPANTS

Alex Bisson

Northcoast Research - Analyst

Ben Brownlow

Morgan Keegan - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Ryan Gilligan

BMO Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2011 Casey’s General Stores’ earnings conference call. My name is Fab and I’ll be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores - SVP and CFO

Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended January 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2010 Annual Report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As all of you have seen, basic earnings per share for the third quarter were $0.34 compared to $0.34 for the same quarter a year ago. Year-to-date earnings per share were $1.64 compared to $1.87 last year. This includes approximately $27.4 million in fees related to the unsolicited hostile takeover bid from Couche-Tard and costs associated with the early retirement of our 1995 to 1999 senior notes. $1.7 million of this amount was recorded in the third quarter.

Without these costs, basic earnings for the nine months would have been $2.06 per share, up 10.2% and $0.37 per share for the quarter. An increase in operating expenses and compression of our margins inside the Store were the two main items holding back the quarterly earnings. This was offset by double-digit sales increases across all lines of our business. I’ll go over each category to give more detail on what is driving these results.

Strong gasoline margin environment that we have been experiencing over the last three years continued in the third quarter, resulting in an average margin of $0.139 per gallon compared to $0.124 per gallon in the same period a year ago. Year-to-date, the margin is $0.151 per gallon,

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Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

well ahead of our annual goal. Same-store gallons sold in the quarter were up 3.5%, while total gallons sold increased 12% to 347 million. Total gallons sold for the year-to-date were up 9.3% to 1.1 billion.

Average retail price of gasoline for the quarter was $2.86 a gallon compared to $2.52 last year. For the nine-month mark, the average retail price was $2.70 per gallon compared to $2.43. Due to a higher gasoline margin from a year ago and strong gallon movement, gross profit in the quarter was up 25.6% to $48.1 million. The positive gas margin environment continues in February. However, adverse weather affected same-store gallons sold in February. Approximately 455 of our stores were closed for some period of time during the winter storm that blanketed the Midwest in early February. The average retail price of gasoline this February was $3.09 per gallon compared to $2.49 in February a year ago.

Total sales in the grocery and general merchandise category for the third quarter were up 13.8% to $276.1 million with an average margin of 30.9%. Same-store sales in the quarter were up 5.8%, while gross profit rose 7.7% to $85.4 million. Year-to-date, same-store sales are up 4.6% with an average margin of 32.3%.

The two main areas within the category pulling the margin down are beer and cigarettes. We continue to be in a very competitive cigarette environment, putting pressure on the overall margin in the category. We also continue to be more competitive on certain packaging within the beer area in response to our customers shifting to larger pack purchases. These are two key areas within the stores that we believe we need to remain competitive on to drive traffic.

Same-store customer account in the quarter was up nearly 5%, with double-digit sales increases across all major areas within the grocery and other merchandise category. In addition to these two areas, we also had a LIFO charge in the quarter that was $1.1 million higher than the third quarter last year. This represented approximately 35 basis point impact on the overall grocery and general merchandise margin. The beer was about a 20 basis point impact and cigarettes represented the remaining impact on the grocery and other merchandise margin decline in the quarter, compared to the third quarter last year. Same-store sales continued to be strong in February.

The prepared food and fountain category continues to perform well. Total sales were up 16.5% to $100.2 million for the quarter. Same-store sales in the quarter were up 10.5% with an average margin of 62.1%. This is down from the same quarter a year ago, primarily due to a higher commodity cost.

The average cost of cheese this quarter was flat compared to the $1.76 a year-ago quarter. Average cost of coffee this quarter was up 40% compared to the same period a year ago. We also experienced double-digit increases in meat and flour. Year-to-date, same-store sales are up 6.5%.

For the first nine months, our margin is 62.9%. These are excellent numbers in light of the escalating commodity pressures and prolonged economic downturn. To offset some of these pressures, we have implemented a price increase in coffee effective February 1, and we’ll take additional price increases effective April 1 on several other items within the category. All of these combined represent approximately 3% increase to same-store sales going forward. Same-store sales continued to trend in the double digits in February.

At the nine-month mark, operating expenses increased 16.8% to $457.2 million. Excluding expenses related to the unsolicited hostile offer by Couche-Tard, expenses would have increased 12.7%. For the quarter, operating expenses were up 18.5%, driven by an increase in credit card fees, fuel expense, and insurance. These three combined were up approximately $6.3 million. Without the increases of these three items, along with the additional $1.7 million of expenses related to the hostile takeover attempt that was recorded in the third quarter, expenses would have been up approximately 12.2%.

Operating expenses were also up, due to operating 111 more stores this quarter compared to the same period a year ago, as well as the additional expenses from the stores that we replaced and remodeled. Earnings growth of these initiatives tend to ramp up slower in the short-term in relation to operating expenses, creating a temporary disconnect between earnings growth of the Store and the expense growth. As the Store matures, this temporary disconnect will diminish. We are optimistic about the long-term earnings growth of all of these initiatives.

On the income statement, total revenue in the quarter was up 23.3% to $1.4 billion. Year-to-date total revenue was up 18.2% due to an 11% increase in the retail price of gasoline, sales increases in the categories mentioned previously, and operating more stores this year compared to last year. The effective tax rate was higher in the third quarter of this year compared to last year, primarily due to an Illinois tax rate increase.

The number of basic shares outstanding in the quarter was 37,938,394 and the diluted share count was 38,243,450. Our balance sheet continues to be strong. At January 31, cash and cash equivalents were $64.4 million. Long-term debt, net [accrued] maturities increased to $678.9 million, due

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Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

to the recent debt the Company added to fund the recapitalization plan completed in August 2010. As a result of buying back approximately 13.1 million shares of stock, shareholder equity declined to $385.2 million.

We generated $182.4 million in cash flow from operations. At the nine-month mark, capital expenditures were $256.4 million compared to $129.8 million a year ago in the same period. This was up due to the increase in acquisitions and construction activity. This quarter, we open six new store constructions and completed 64 acquisitions. For the year, we have acquired 74 stores and completed 14 new store constructions. We have also signed agreements to acquire an additional 20 locations that we expect to close within the next six months.

We anticipate completing a total of 20 new store constructions by the end of the fiscal year and replace 15 stores. Year-to-date, we have replaced nine stores and completed 39 major remodels. All of these incorporate the features of the new store design. Our store count at the end of this quarter was 1,618 corporate stores. We are optimistic about the pipeline for new store construction and acquisition opportunities going forward.

That completes my review of the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Alex Bisson, Northcoast Research.

Alex Bisson - Northcoast Research - Analyst

I guess, one question on cheese. Are you still buying cheese on the spot market? Or has there been any update there in terms of being a contracted price?

Bill Walljasper - Casey’s General Stores - SVP and CFO

No, we’re still buying on the spot market. I gave the indication what the quarterly cheese cost was. Currently, the cost of cheese is right about $2.25 to $2.30 per pound; certainly has risen since the end of the third quarter. Just to kind of give you a backdrop of what that compares to, in Q4 of last year, we were at $1.60. So that commodity pressure certainly is continuing into the fourth quarter.

Alex Bisson - Northcoast Research - Analyst

Got you. What do you see in the competitive landscape on the prepared foods side?

Bill Walljasper - Casey’s General Stores - SVP and CFO

The competitive landscape really hasn’t changed from the prior quarters of this fiscal year. Now, as you may recall, we do monthly price surveys on key items to make sure that we’re in the marketplace with certain products. Obviously, prepared foods, we do have a lot of key items within that particular category.

The price increases that I mentioned in the opening remarks certainly is in response to a shift in the competitive landscape with respect to retail pricing. So we certainly monitor that very closely; certainly want to make sure that we don’t overstep price increases. In times like we are currently, in times where our customers are looking at value, we want to make sure that we don’t give any reason for a customer to go any other direction because of a price issue. So, we obviously monitor that very closely and feel that we can take these price increases and they will be absorbed by our customer.

Alex Bisson - Northcoast Research - Analyst

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Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

Got you. And I guess, final question just on consumer behavior – could you talk a little bit about – you mentioned beer – I guess it’s trading down there. But could you talk a little bit about how consumers are handling the suddenly higher price of gas? If it’s having any impact in terms of trading down in other categories?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Well, the trade-down or trade-over phenomenon with higher retails of gas or other products typically is centered in the cigarette category and the beer category. We don’t see that as much in other categories. From time to time, we may see that in the prepared food category, going from some of the higher-dollar items, like some of our sandwich items, into maybe a lower cost item like a pizza slice. But typically, the beer and the cigarettes are what’s being impacted.

Now, with higher retail prices in gasoline, as you saw, I mean, $3.09 was what we experienced in February, and we have seen that move a little higher subsequent to the end of February. We, historically, have seen a gallon push-back in that regard, so that’s something we’re going to continue to watch. We certainly had a gallon pull-back in the first week of February, as I mentioned, because of that significant storm that basically hit half of the United States. So those are some of the issues that we face when the retail price of gas moves forward – but that is faced by all of our peers as well in our market area.

Alex Bisson - Northcoast Research - Analyst

Got you. Thank you very much.

Operator

Ben Brownlow, Morgan Keegan.

Ben Brownlow - Morgan Keegan - Analyst

Can you give a little bit of color — you may have mentioned this prior, but on the third quarter acquisitions, how many of those 64 have kitchens? And how many yet to be rebranded and the timeline of implementing those [three] programs?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Yes, excellent question. If you go back to the second-quarter conference call, we announced we had written agreements for 74 locations. Well, let’s just go take – all the 74 locations that we announced year-to-date we have not implemented kitchens in any of those yet; plan within the next six months to have those starting to roll out. So the synergy of the kitchens for the acquisitions that we mentioned, we still have not benefited from that.

So we’re going to work hard to get those in as quickly as we can. We think there is a significant growth opportunity, not only putting the kitchens in those particular acquisitions, but also getting some of the remodels, major remodels up and running prior to our first and second quarter, which are very strong quarters.

Ben Brownlow - Morgan Keegan - Analyst

Is the key getting those kitchens and that food service in to get the accretion out of those acquisitions?

Bill Walljasper - Casey’s General Stores - SVP and CFO

That’s certainly part of the accretion. All the acquisitions we certainly expect to be accretive in the first full year of their operation. But usually how it cycles is the first wave of accretion of an acquisition is, once we cycle through the inventory that we buy at their cost, we will bring the inventory in at our cost. So we will certainly add a synergy there.

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Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

And then once we add the prepared food operation, that creates a significant synergy as well. In fact, some of the – the 20 rent agreements that we announced in the press release, roughly half of those stores don’t even have fountain pop. So, certainly, there’s a strong opportunity to ramp up prepared food operations within those locations. Incidentally, Ben, those 20 acquisitions in aggregate have higher volumes within the gallons and cigarette – or excuse me, grocery and general merchandise category.

Ben Brownlow - Morgan Keegan - Analyst

Okay. And then just one last question. What (multiple speakers) –

Bill Walljasper - Casey’s General Stores - SVP and CFO

And incidentally, Ben, those will be accretive even without the kitchens.

Ben Brownlow - Morgan Keegan - Analyst

Okay. And just what are your thoughts, as fuel prices go up and some of these smaller operators see the cost pressures, do you think seller expectations and multiples start to come down and that actually helps the acquisition environment going forward?

Bill Walljasper - Casey’s General Stores - SVP and CFO

I think that’s a very logical comment. Several things, what we see typically – when you see higher retails, whether that be gasoline, cigarettes, other products within our store, we typically see several things happen. Obviously, credit card utilization will go up and you see that being part of the results that we announced. But also, you’re going to see either acquisition opportunities become more robust than they have been, which could lead to – certainly like you suggest – lower multiples; and if they offset those pressures, they typically offset those pressures in the gas component of their business.

Bob Myers - Casey’s General Stores - President and CEO

[If you think] about that, Ben, what a small jobber has to pay for every load of fuel he receives right now, and some of those are on a cash-only basis. So it’s not – it wouldn’t be unusual for them to have to write a check for $30,000 for a load of fuel, and turn right around and do it again a week later. And so it’s going to cause some issues for the smaller operators.

Bill Walljasper - Casey’s General Stores - SVP and CFO

Definitely a working capital pressure issue.

Ben Brownlow - Morgan Keegan - Analyst

Absolutely. Thank you very much.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

I had a few questions over here. First one on cigarettes. Are you seeing more competition in your markets? Or what’s really – I know you referenced this in the press release, but can you just give us some more details as to what’s happening with cigarettes?

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Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP and CFO

Yes, absolutely. I mean, as I alluded to in the opening comments and this has been going on for several quarters, but the competitive landscape certainly has been a little bit more aggressive across our market area on the pricing, specifically on the packs of our cigarettes. So we certainly made the conscious decision to be competitive in that product because that is the key aspect of driving traffic inside of our stores. I mean, gasoline would arguably be the number one destination item of our stores; cigarettes would be the second; and prepared foods would be a close third.

But the other thing that we talk about, about same-store traffic, that same-store customer accounted 5% in the quarter. That’s the highest it’s been in the last three fiscal years. It could be higher than that – I just didn’t go back to look at years prior. So also, I would say that unit movements within the cigarette category in the third quarter for us is up in the high-single digits. There’s a national decline in the low-double digits. So we believe we’re taking market share by remaining competitive on some of these products. So we’re certainly – and that goes to the comment that we believe we’re positioned well for longer-term growth.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. I know you stepped up also your store remodels. Could you just remind us the cost of remodels? And could you share with us as to what you’re seeing in terms of incremental sales gains?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Sure. Sure, I can give you a little bit more color there. Yes, as you noticed, we accelerated the major remodel. We completed 39 of those. By the end of the fiscal year, we anticipate completing roughly about 120 of those remodels. We’re looking to get those up and running prior to our first quarter, so we can take advantage of our strong quarters, which are Q1 and Q2, as you know.

The average costs has been running right in that $340,000 to $350,000 range per site. And just as a reminder, the stores shut down roughly for about four to five days during the process. It takes about four to five weeks to complete the entire process. Some of the returns that we’re seeing, albeit very preliminary, but we are encouraged by some nice double-digit revenue movement in nearly all the categories that we’re tending to move.

It might be a little too premature to give any type of ROI information on that, just because of some of the honeymoon aspect of the projects. But based on what we’re seeing here in the – since the – in the last two quarters – also coupled with what we saw in some remodels we did a year ago, albeit there was a higher cost structure in the remodels, the concepts were the same – we’re encouraged by the growth opportunities for the major remodels, which is why we accelerated that program.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Then could you also break out credit card fees for this quarter versus a year ago? And also I think you cited some higher health insurance costs as well.

Bill Walljasper - Casey’s General Stores - SVP and CFO

Absolutely, good questions. Credit card fees for the third quarter were $15.9 million compared to $12.2 million approximately, and represented about a – almost a 30%, 31% increase in credit card fees. That actually is much higher increase than what we’ve been trending that in Q1 and Q2. Obviously, you see the retail price moving forward here in the fourth quarter, so I would anticipate at least that type of increase.

Now fourth quarter a year ago, the credit card fees were $9.5 million. That’s what we’re comparing to. Now, that did include – we did – you probably need probably to adjust that. There was about $3.2 million refund from our processing company, Bank of America. There was a billing error. So probably it’s closer to $13 million when you actually do an apples-to-apples comparison when you go forward.

Anthony Lebiedzinski - Sidoti & Company - Analyst

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FINAL TRANSCRIPT

Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

Okay. (multiple speakers) And health insurance, close?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Yes, just real quick on the credit card fees. I will tell you this, the credit card utilization was up 23% in the third quarter. When you look at the revenue that ran through the third quarter, 56% of the revenue was done on plastic. That’s the highest that we’ve ever been in the history of the Company. So, obviously, the higher retail is not only in gasoline but other commodity pressures forcing retails up, certainly is having an impact on utilization.

Now, shifting to the second part of your question on health insurance, health insurance was the main aspect driving the insurance line. That was up roughly about $2 million. It was really driven by two things – an increase in total claims that ran through the quarter; it had nothing necessarily to do with the additional stores, but just additional claims – that was about half of the increase.

The other half of that increase had to do with higher-dollar claims running through. We had about a 67% increase in higher-dollar claims running through the third quarter compared to the third quarter last year – Some claims like premature delivery. I think we had about three of those that ran through in the third quarter. Fortunately, these have a very short tail and just kind of more of a temporary issue coming in and out.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thank you.

Operator

(Operator Instructions). Karen Short, BMO Capital Markets.

Ryan Gilligan - BMO Capital Markets - Analyst

This is [Ryan Gilligan] standing in for Karen. I just have a question. Looking at unit growth this quarter, how do we think about operating expenses growth going forward? Ideally, excluding credit card fees, if you continue to make acquisitions at this rate, what is a reasonable operating expense growth rate x-credit card fees? Can you help frame this with more granularity from a modeling perspective?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Yes. If you exclude the credit card fees, like you suggest, you probably should be looking somewhere in the low teens in an operating expense increase. Now, stripping out all the – keep in mind, the fourth quarter did have an uptick in operating expenses that you’ll have to adjust for because of some Couche-Tard-related expenses that ran through the fourth quarter last year. But you should at least be somewhere in that low teens – kind of walking through that same narrative that I did on operating expenses.

Ryan Gilligan - BMO Capital Markets - Analyst

Okay, great. And was there anything unusual in terms of acquisition costs?

Bill Walljasper - Casey’s General Stores - SVP and CFO

Well, acquisition costs – any time you have an influx of acquisitions – new stores or any construction activity – operating expenses really ramp up immediately. If you think about, like, a store replacement or a remodel, we will add one staff, sometimes two staff, depending on the prepared food operation at that location. So, in other words, operating expenses are almost immediate, and it does take some time for the earnings growth potential of that location or construction initiative to certainly ramp up with it. We’re starting to see that in the remodels that have been open for three or four months. We’re starting to see that disconnect start to diminish.

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FINAL TRANSCRIPT

Mar 08, 2011 / 03:30PM GMT, CASY - Q3 2011 Casey’s General Stores Earnings Conference Call

Ryan Gilligan - BMO Capital Markets - Analyst

Okay, great. Thank you.

Operator

And there are no further questions in the queue.

Bill Walljasper - Casey’s General Stores - SVP and CFO

Well, I’d like to thank everybody for joining us. And as a reminder, same-store sales for the month of February will come out May 15. Thank you, and have a good day.

Operator

Thank you all for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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